EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into as of the 26th day of January, 1994 by and between Golden Care Network, L.C., a Florida limited liability company (the "Company"), and Mitchell Olan, an individual resident of the State of Illinois ("Executive").


                                R E C I T A L S:

         A. The Company is engaged in the business of, among other things, providing management and consulting services to dental offices throughout the United States (the "Business").

         B. Executive has particular expertise and knowledge concerning the Business and its operations.

         C. The Company desires to employ Executive, and Executive desires to be employed by the Company' as its Vice President and Chief Operating Officer, subject to and upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERM. The term of this Agreement shall commence on the date hereof and shall continue until the fourth (4th) anniversary hereof, unless otherwise terminated in accordance with the term hereof. This Agreement shall b. automatically renewed for successive one (1) year terms, unless sooner terminated in accordance with the provisions hereof.

         2.     ENGAGEMENT AND SERVICES.

                  2.1 DUTIES. For the Term of this Agreement, including any and all renewal terms hereof, unless otherwise terminated as provided herein r Executive shall be the vice President and Chief Operating Officer of the Company. In such capacity, Executive, subject to the direction of the President of THE company (the "President") and the board of directors of the company (the "Board"), shall supervise the overall MANAGEMENT and operations of the Company, its personnel matters, as well as to provide input to the Company on business strategy, Executive shall also perform such other duties and exercise such other power and authority as may from time to time be delegated to Executive by the President, provided, however, that such duties, power and authority ARE commensurate with Executive's position with the Company. Executive shall also provide support and assistance to the President with respect to the sales and marketing activities of the Company,

                  2.2 EXCLUSIVE EMPLOYMENT. During the term of this Agreement, Executive shall devote all of his business time, attention and efforts, including, without limitation, during normal business hours, to the performance of his duties; hereunder, and shall use his best


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endeavors in the performance thereof, as well as to the promotion of the general interests and welfare of the Company. As such, Executive agrees that he will not represent, accept any other employment from or render or perform any services for, whether or not for compensation, any employer or entity other than the Company, which representation or employment interferes with the performance of his duties under this Agreement. Notwithstanding the foregoing, executive shall have the option to serve on an outside board of directors or to conduct complimentary services to a third party entity, PROVIDED, HOWEVER, that such activity (i) does not conflict with Executive's duties hereunder, and (ii) Executive obtains the Company's prior written consent to such Activity, which consent shall not be unreasonably withheld.

                  2.3 LOCATION OF PERFORMANCE. Executive shall perform his duties and obligations hereunder primarily from the Company/s main offices located at Sarasota, Florida, and, from time to time, at other locations of the Company, Notwithstanding the foregoing, Executive recognizes that he will be required by the Company to travel from time to time in order to fulfill his duties and obligations hereunder, and Executive agrees to so travel as necessary or required.

         3.     COMPENSATION AND RELATED MATTERS.

                  3.1 BASE SALARY. The base salary (the "Base Salary") of Executive for each calendar year of this Agreement shall be One Hundred Twenty Thousand Dollars ($120,000) (or a proportionate amount for a shorter period), payable in installments consistent with the Company's normal payroll schedule (subject to applicable taxes and withholdings), or such greater amount as may be determined each calendar year by the Company at the annual review of Executive. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be deemed to require the Company to increase Executive's Base Salary during the term of this Agreement.

                  3.2 PERFORMANCE PROGRAM. Executive shall be eligible to participate 1n a performance bonus program. Pursuant thereto, the Company shall, on July 1, 1995, pay to Executive, as additional incentive compensation for the services to be rendered by Executive hereunder, assuming Executive is then employed by the Company on such date, an incentive bonus in cash in an amount equal to twenty percent (20%) of any additional principal payments required to be made by Curtis Lee Smith, Jr. ("Smith") to the Company pursuant to Smith's promissory note in favor of the Company, in accordance with the formula set forth on SCHEDULE 1 attached hereto and made a part hereof, Executive shall not be eligible to receive such a bonus pursuant to this SECTION 3.2 if the goals set forth in SCHEDULE 1 attached hereto are not achieved by the Company for any reason. In addition to the foregoing, executive shall be eligible to participate in such other performance bonus programs as may from time to time be established by the Company for the benefit of Executive.

                  3.3 WARRANTS. In addition to the Base Salary to be paid by the Company to Executive pursuant to SECTION 3.1 hereof, the Company shall grant Executive warrants (collectively, "Warrants") to purchase an amount equal to two percent (2%) of the outstanding ownership interests in the Company computed as of the date hereof, which translates into twenty (20) shares of equity ownership of the Company. Such Warrants shall vest (i) twenty-five

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percent (25%) on the effective date of the commencement of Executives full-time employment with the Company (the "Commencement Date"), and (ii) twenty-five percent (25%) on each anniversary of the Commencement Date; provided, however, that such Warrants shall fully vest sooner upon a public offering of securities of the Company in which gross proceeds raised are at least Ten Million Dollars ($10,000,000) (a "Public Offering"). Such Warrants may be exercised by Executive and converted to shares of equity ownership of the Company upon a Public Offering assuming Executive is employed by the Company as of the date of such Public Offering. The exercise or conversion price of the Warrants shall be One Dollar ($1.00) per share. The ability of Executive to sell or transfer the Warrants shall be restricted as provided in the Warrants. The Company will be required to purchase and Executive will be required to sell the Warrants or, if exercised and converted, the shares of equity ownership of the Company upon the termination of Executive's employment with the Company as provided in the Warrants and as described in SCHEDULE 2 attached hereto and made a part hereof.

                  3.4 STOCK OPTIONS. In the event the Company adopts an employee stock option plan for its employees subsequent to the effective date hereof, Executive shall, subject to the terms and condition" thereof, be eligible to participate therein at a level commensurate with Executive's position with the Company. It is contemplated that awards under such stock option plan will be subject to individual and company performance targets being attained.

         4.     EXPENSES.

                  4.1 LOCATING SUITABLE RESIDENCE. Except as otherwise provided herein, the Company shall reimburse Executive for any and all reasonable and necessary, actual out-of-pocket expenses paid or incurred by Executive for himself and his family in connection with up to three (3) round-trip excursions between Illinois and Florida taken solely for the purpose of locating a suitable residence in Florida for purchase any Executive.

                  4.2 RELOCATION. Except as otherwise provided herein, the Company adopts reimburse Executive for any and all reasonable and necessary, actual out-of-pocket expenses paid or incurred by Executive in connection with moving Executive and his family and their personal property from Illinois to Florida. Relocation expenses that are subject to reimbursement by the Company pursuant to this SECTION 4.2 shall include expenses incurred in connection with the following:

                           (a) physical packing, moving and unpacking of
household goods;

                           (b) to three (3) months of storage of household
goods, it necessary;

                           (c) closing cost and reasonable attorney's fees (if
any) in connection with the purchase of a residence in Florida, and

                           (d) the physical transport of one vehicle from
Illinois to Florida.

                  4.3 ILLINOIS EXCURSIONS. During the period commencing on the effective date hereof and ending Oh the date six (6) month. "hereafter r in addition to the house hunting trips described in SECTION 4.1 hereof, the Company shall, except as otherwise provided herein,


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reimburse Executive for any and all reasonable and necessary, actual out-of-pocket travel expenses paid or incurred by Executive for himself in connection with up to two (2) round-trip excursions between Illinois and Florida per month in the event Executive ha" not secured permanent residence in Florida as of such month, regardless of whether such excursions are taken for business or pleasure.

                  4.4 EMPLOYMENT RELATED EXPENSES. Except as otherwise provided herein, the Company shall reimburse executive for all reasonable and necessary, actual out-of-pocket expenses paid or incurred by Executive solely in connection with and in the course of the performance of his duties under this Agreement consistent with company policy.

                  4.5 DETERMINATION OF REIMBURSABLE EXPENSES. All expenses for which reimbursement is sought pursuant to this SECTION 4 must be supported by receipts submitted by Executive to the Company. Such reimbursement of expenses shall be paid by the Company to Executive within thirty (30) days after Executive submits the receipts therefor to the company.

         5.     BENEFITS.

                  5.1 EMPLOYEE BENEFIT PROGRAMS. In addition to the compensation to be paid by the Company to Executive pursuant to SECTION 3 hereof, during the term of this Agreement, Executive shall also be entitled to receive the following benefits: (i) participation in a comprehensive group medical and dental insurance plan of the company on the same basis as is provided to the other full-time employees of the Company; (ii) participation in such other benefit programs of the Company to the extent such programs are provided to the other full-time employees of the Company; (iii) paid holidays given by the Company to all of its employees; and (iv) ten (10) paid vacation days for the first full year of Executive's employment with the Company and fifteen (15) paid vacation days for each additional full year to be taken at such time or times as are reasonably agreed upon between Executive and the President and in accordance with the Company's then-current policies regarding vacation time for its full-time officers and executives

                  5.2 LIFE INSURANCE. During the term of this Agreement, the Company agrees to maintain a life insurance policy on the life of Executive provided Executive is then insurable, the amount of such policy to be equal to the Base Salary of Executive. Executive shall have the right to designate the beneficiary of such policy.

                  5.3 COMPANY CAR. The Company will provide Executive with a suitable automobile selected by Executive, subject to the approval of the company, for use by Executive in the performance of his duties hereunder.

                  5.4 FURNISHED APARTMENT. For the period commencing on the effective date hereof and ending on the earlier of (i) the closing date in connection with Executive's purchase of a residence in Florida, and (ii) the date six (6) months following the effective date hereof, the Company shall provide Executive with the use of or shall reimburse Executive for the rent and utility charges paid or incurred by Executive for a suitable, furnished apartment located in Sarasota, Florida.


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         6.     TERMINATION.

                  6.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate Executive's employment hereunder for "Cause," as hereinafter defined, effective immediately upon Executive's receipt of the Company's written notice of such termination. For purposes of this SECTION 6 "cause" shall mean:

                           (i) Any material violation by Executive of any local, state or federal law or regulation, provided that Executive's compliance with such law or regulation is material to the performance of his duties under this Agreement, or any conviction of felony by Executive;

                           (ii) Executive's refusal or willful failure to fulfill, or inability to perform, any material duties ox obligations required to be performed for the company hereunder or any reason' or Executive's refusal or repeated failure to perform or adhere to the rules and regulations of the Company established by the company from time to time, which refusal or failure is not cured within fourteen
         (14) days after notice thereof is GIVEN by the Company to Executive; or

                           (iii) Any theft, fraud or embezzlement committed by Executive.

                  On the effective date of the termination of Executive for cause pursuant hereto, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.5 of this Agreement,

                  6.2 TERMINATION IN THE EVENT OF DEATH. Notwithstanding anything contained in this Agreement to the contrary, this Agreement, and all obligations and liabilities of the parties hereunder, shall immediately terminate in the event of Executive's death.

                  6.3 TERMINATION WITHOUT CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company shall at all times have the right to terminate Executive's employment hereunder without "cause" and for any reason whatsoever by giving Executive at least thirty (30) calendar days, prior written notice of its intent to so terminate. In the event of the Company's election to terminate Executive's employment hereunder pursuant to this. Section 6.3, such employment shall immediately and automatically terminate upon the expiration of the thirty (30) calendar day notice period, without any further notification or action on the part of the Company, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

                  On the effective date of the termination of Executive without Cause pursuant to this SECTION 6.3, the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION G.6 of this Agreement.

                  6.4 VOLUNTARY TERMINATION BY EXECUTIVE. Notwithstanding anything contained in this Agreement to the contrary, Executive shall at all times have the right to voluntarily terminate his employment hereunder by giving the Company at least sixty (60) calendar days'


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prior written notice of his intent to so terminate. In the event of Executive`s election to so terminate his employment hereunder pursuant to this SECTION 6.4, such employment shall immediately and automatically terminate upon the expiration of the sixty (60) calendar day notice period, without any further notification or action on the part of Executive, unless Executive gives the Company reason to terminate Executive for "Cause" in which case the effective date of termination shall be immediate.

                  On the effective date of the voluntary termination of Executive pursuant to this SECTION 6.4 the Company shall have no further obligations or liabilities to or for the benefit of Executive under this Agreement, except as provided in SECTION 6.5 of this Agreement.

                  6.5 PAYMENTS TO EXECUTIVE UPON TERMINATION OTHER THAN
WITHOUT CAUSE. Upon the termination of Executive's employment pursuant to this
SECTION 6.3, the Company shall be other than as provided in SECTION 6.3, the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive from the Company; (i) Executive's Base Salary to the effective date of termination; (ii) accrued vacation to the effective date of termination;
(iii) accrued bonuses, if any are declared by the company for Executive, accruing prior to the effective date of termination; and (iv) any amounts for which Executive is entitled to, but has not received, reimbursement in accordance with SECTION 4 hereof, provided that such amounts were incurred prior to the effective date of termination.

                  Upon payment to Executive of the foregoing items, the Company shall have no further obligation or liability to or for the benefit of Executive whatsoever.

                  6.6 PAYMENTS TO EXECUTIVE UPON TERMINATION WITHOUT CAUSE.
Upon the termination of Executive's employment pursuant to Section 6.3 hereof, the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive from the Company, each of the items described in SECTION 6.3 hereof. In addition, the Company agrees to continue to pay the Base Salary to Executive for the period commencing on the effective date of termination and ending on the date nine (g) months thereafter. Further, Executive shall be entitled to such performance bonus described in section 3.2 hereof that he otherwise would have been entitled to receive had he not been terminated by the Company without "Cause" pursuant to Section 6, 3 hereof.

                  Upon payment to Executive of the foregoing items, the Company shall have no further obligations or liability to or for the benefit of Executive whatsoever,

         7. OFF-SET. The parties hereto agree that the Company shall have the right to off-set, from, any amounts otherwise due and owing to Executive pursuant to this Agreement, any and all undisputed amounts legitimately owed by Executive to the Company or any of its Affiliate (as hereinafter defined), whether pursuant to this Agreement or to any other agreement or obligation.

         8. WITHHOLDING. All compensation payable to Executive pursuant to this Agreement shall be subject to customary withholding taxes and such other employment taxes as are required under federal law or the law of any state or governmental body to be collected with respect to compensation paid by an employer to an employee.

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         9. CONFIDENTIAL INFORMATION. Executive acknowledges and agrees that he has been given, and by virtue of his employment by the Company pursuant hereto will be given, access to and possession of certain valuable and confidential information, both verbal and written, proprietary to the Company, including, without limitation, information regarding technical and non-technical data, compilations, programs, methods, techniques, processes and financial data, all of which is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such proprietary and confidential information specifically includes, without limitation: (a) instruction in and experience regarding the methods of operation practiced by the Company; (b) lists of, or access to, actual or potential customers and suppliers of the Company or the Business; (c) trade secrets; (d) information contained in any memoranda, discussions, notes, correspondence, surveys, investigations and the like by or between the employees of the Company; (e) information received from employees, associate`:, officers or consultants employed or retained by the Company pertaining to the Business or the general operations of the Company; and (f) the Company's proprietary advertising and marketing campaigns and strategies regarding the Business or the Company..

All of such proprietary and confidential information and business relationships, including, without limitation, that information and those business relationships specified in this SECTION 9, are hereinafter collectively referred to as "Confidential Information". Confidential Information, however, shall not include any information that, through no act of Executive, has become available to the general public. Executive shall hold in confidence and not use or disclose, either for his own benefit or the benefit of any third party, either during or after Executive's employment with the Company, except as specifically authorized by the Company in writing for the Company's own benefit, any Confidential Information that Executive may obtain or have obtained or may create or has created during the period of Executive's employment hereunder. Upon termination of Executive's employment with the Company for any reason, Executive shall promptly return and deliver to the Company all documents, manual", letters, notes, records, reports and all other materials of a secret or confidential nature either obtained or arising as a result of Executive's employment hereunder, including, without limitation, any and all forms and stages of Confidential Information, that remain in his possession. The terms of this
SECTION 9 shall survive the termination of this Agreement for whatever reason.

         10. NON-COMPETITION: NON-SOLICITATION. Executive agrees that, by virtue of his employment with the Company, he has and will develop and obtain knowledge and familiarity with the operations of the Company's Affiliates and their respective businesses, operating and marketing procedures and the identity of their respective customers, the disclosure of which would result in a significant economic detriment to the Company. To protect the Company, for a period of one (1) year commencing on the effective date of termination of Executive's employment with the company for any reason, Executive shall not:

                  (i) Directly or indirectly, own, manage, operate, control or participate in, or have any financial interest in or aid or assist anyone in the conduct of, or otherwise engage in, any business (whether it be a sole proprietorship, partnership, corporation or other entity) that (a) in any way competes with the Company or its Affiliates or any successor thereto, or their respective businesses, or otherwise calls upon, solicits, advises,


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          or does, or attempts to do, business with any client, customer or patient of the Company or any of its Affiliates or any successor thereto, and (b) is located or operating anywhere within the defined licensed and/or franchised territory of the Company or any of its Affiliates or any successor thereto, including, without limitation, any office or location of any franchisee of the company or any of its Affiliates or any successor thereto, PROVIDED, HOWEVER, that the foregoing restriction "hall be null and void and o, no force or effect in the event that Executive is terminated without "Cause" pursuant to
          SECTION 6.3 hereof; or

                  (ii) Solicit or otherwise encourage any employee of Company or any of its Affiliates or any successor thereto to terminate his or her employment with the company or any of its Affiliates or any successor thereto, or to enter into employment with any other person, firm or corporation.

       In addition, Executive agrees that he shall not, in any way, slander, libel or through any other improper means take any action that is intended to be detrimental to the company or any of its Affiliates or any successor thereto, or their respective businesses, services, officers, personnel or operations.

         For purposes of this Agreement, an "Affiliate" of an entity shall mean any person, corporation, proprietorship, partnership, trust, limited liability company or other business entity that, directly or indirectly, owns or control, is under common ownership or control with, or is owned or controlled by, such entity. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise

         If any provision or part of this SECTION 10 is held to be unenforceable because of the duration of such provision or the area covered thereby, Executive agrees that the court making such determination "hall have the power to modify such provision, to reduce the duration or area of such provision, or both, or to delete specific words or phrases herefrom ("blue-penciling") in a manner that would provide the greatest possible protection to the Company' and then, in its reduced or blue-penciled form, such provision on shall then be enforceable and shall be enforced.

         11. EQUITABLE REMEDIES. Executive agrees that the covenants contained in Sections 9 and 10 hereof are vital to the viability of the company, its Affiliates and each of their respective businesses. In that regard, Executive agrees that any breach of SECTION 9 OR 10 hereof would cause irreparable and immediate harm to the Company and that money would not be an adequate remedy in the event of any such breach. By reason of the foregoing, Executive agrees that the Company shall be entitled to injunctive relief in the event of any breach of Section 9 or 10 hereof. In addition, Executive agrees to reimburse the Company and its Affiliates for any and all reasonable costs and expenses (including, without limitation, attorneys' fees and costs) incurred by the Company or any of its Affiliates as a result of their enforcing the terms and provisions of this Agreement and their instituting or defending any litigation, contest, dispute, suit or proceeding against Executive in any way relating to this Agreement, provided that the Company prevail" in such action. Nothing herein shall prevent the Company or any of its Affiliates from electing to seek any monetary or other relief in addition to or in lieu of any equitable relief for breach of Sections 9 or 10 hereof. The failure of the Company or any of its Affiliates to promptly


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institute a legal action upon any such breach shall not constitute a waiver of that or any other breach hereof.

         12. NOTICES. Any notices, demands, requests, consents or Approvals to be given hereunder shall be in writing and shall be deemed given when delivered personally to the person to whom intended, two (2) days after deposit in the United states mail, certified, postage prepaid, return receipt requested, one (1) day after deposit with a commercial courier sent for next day delivery, or upon transmittal if telecopied, to the following addresses:

         If to Executive, to:               Mitchell Olan

                                            ------------------------------
                                            Telecopier Number: ___________

         If to the Company, to:             Golden Care Network, L.C.
                                            1343 Main Street, 5th Floor
                                            Sarasota, Florida 34236
                                            Attention: President
                                            Telecopier Number: (813) 366-9615


         Any party hereto may change his or its address for notice by communicating such change of address to the other party.

         13. Applicable Law This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         14. NONASSIGNABLE RIGHTS. This Agreement and all rights and benefits hereunder are binding upon and shall inure to the benefit of Executive and the Company, as well as to the benefit of the company's successors. The obligations of Executive hereunder are personal to Executive; accordingly, neither this Agreement nor any right or interest of Executive herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Executive without the prior written consent of the Company or its successor in interest. This Agreement shall be assignable by the Company, provided, however, that in the event (i) the Company sells all or substantially all of its assets to a third party, or (ii) majority control of the Company is transferred to any third party, Executive shall have the right to terminate his employment hereunder, and such termination shall be deemed a termination without " Cause "

         15. SEVERABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall in no way affect the validity or enforceability of any other provision of this Agreement.

         16. WAIVER. No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other


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right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedy which the parties otherwise may have at law or in equity.

         17. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or construction hereof.

         18. ENTIRE AGREEMENT. This instrument sets forth the entire agreement and understanding between the parties hereto with respect to Executive's employment by the Company and supersedes all prior and contemporaneous discussions and agreements with respect thereto, This Agreement may only be modified in a writing signed by both parties hereto,

         19. COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument,

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                        GOLDEN CARE NETWORK, L.C.

                                        By:____________________________________
                                        Its:___________________________________

                                        _______________________________________
                                        Mitchell Olan










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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1 to Employment Agreement (this "Amendment") is made and entered into as of October 25, 1996 by and between Dental Care Alliance, Inc., a Delaware corporation (the "Company"), and Mitchell B. Olan, an individual resident of the State of Florida ("EXECUTIVE").

                                    RECITALS

         A. The Company and Executive are parties to that certain Employment Agreement, dated as or January 26, 1994, by and between Golden Care Network, L.C. ("Golden Care") and Executive (the "AGREEMENT").

         B. Golden Care was merged with and into the Company and upon the effectiveness of such merger all of the outstanding assets and liabilities of Golden Care became outstanding assets and liabilities of the Company (the "MERGER") .

         C. In connection with the Merger, the parties hereto are amending the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. AFFIRMATION OF AGREEMENT. The Company and the Executive hereby acknowledge and agree to be bound to the terms and conditions of, and that all rights and benefit under the Agreement, as amended, shall inure to the benefit of Executive and the Company as successor to Golden Care.

         2. AMENDMENT. The Agreement is hereby amended as follows:

                  (a) Section 3.3 is deleted in its entirety and the following is substituted in lieu thereof:

                           3.3 WARRANTS. In addition to the Base Salary to be paid .by the Company to Executive pursuant to SECTION 3.1 hereof, the Company grants Executive warrants (collectively, "WARRANTS") to purchase an amount equal to four percent (4%) of the outstanding Common Stock of the Company, $0.01 par value per share (the "COMMON STOCK"), computed as of the date hereof, which translates into Two Thousand (2,000) shares of Common Stock (as adjusted pursuant to the Warrant Agreement defined below). Such Warrants may be exercised by Executive and converted to Common Stock as provided in the Warrant Agreement, dated as of the date hereof, between the Company and the Executive (the "WARRANT AGREEMENT"). The ability of Executive co sell or transfer the Warrants shall be restricted as provided in the Warrant Agreement. Upon the termination of Executive's employment with the Company, for any reason, Executive shall be obligated to exercise and convert the Warrants and sell the Common Stock obtained upon conversion of the Warrants to the Company and the Company shall be obligated to purchase such Common Stock as provided in SCHEDULE 2 attached hereto and made a part hereof. The purchase price for such Common Stock obtained upon conversion of the Warrants hereof shall be paid in cash in three consecutive equal annual installments, the first installment due ten (10) days after the date the Company receives written notice of Executive's election to exercise the Warrants, and the SECOND and third installments due on the first and second anniversaries of such date

                  (b) SCHEDULE 2 is deleted in its entirety and SCHEDULE 2 attached hereto and made a part hereof is substituted in lieu thereof.


                  (c) SECTION 5.1 is amended by adding the following to end of SUBSECTION (I):

         PROVIDED, that if Executive chooses to opt out of coverage under the Company's comprehensive group medical insurance plan and gives written notice of such election to the Company, the Company shall pay to Executive One Hundred Fifty Dollars ($150) per month in lieu of granting Executive coverage under such medical insurance plan;

                  (d) SECTION 5.3 is deleted in its entirety and the following is substituted in lieu thereof:

                           5.3      AUTOMOBILE  ALLOWANCE.  Except as otherwise
 provided herein, the Company shall pay to Executive, during the term of this Agreement, up to Five Hundred Dollars ($500) per month to be used by Executive, in his sole discretion, for expenses paid or incurred by Executive in connection with the acquisition, use and maintenance of an automobile by Executive. In addition to the foregoing, Executive shall be reimbursed for the cost of any gas purchased by Executive for use in an automobile driven by him for business purposes as requested by the Company; PROVIDED, that such business purposes involve travel by automobile to destinations outside of a hundred (100) mile radius of the Executive's permanent residence.

                  (e) The following shall be added in its entirety after the last sentence in the first paragraph of each of SECTION 6.5 and SECTION 6.6:

In addition, the Company shall be obligated to purchase from Executive and Executive shall be obligated to convert all Warrants and sell to the Company all Common Stock obtained upon exercise and conversion of such Warrants at the purchase price set forth in SCHEDULE 2 attached hereto and made a part hereof.

         3.     MISCELLANEOUS.

                  (a) HEADING. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or construction hereof


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



                  (b) REFERENCES. Any reference to the Agreement contained in any notice, request, certificate' or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

                  (c) CONTINUED EFFECTIVENESS. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Agreement. The Agreement, as amended hereby, shall remain in full force and effect.

                  (d) COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (e) GOVERNING LAW. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

                  (f) SUCCESSORS AND ASSIGNS. In the event that any provision of this Amendment is determined to be invalid or unenforceable, the remaining terms and provisions of this Amendment shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall in no way affect the validity or enforceability of any other provision of this Amendment.

                  (g) SUCCESSORS AND ASSIGNS. This Amendment and all rights and benefits hereunder are binding upon and shall inure to the benefit of Executive and the Company, as well as to the benefit of the Company, s successors. The obligation of Executive hereunder are personal to Executive; accordingly, neither this Amendment nor any right ox interest of Executive herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred ox assigned by Executive without the prior written consent of the Company or its successor in interest.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                 DENTAL CARE ALLIANCE, INC.


                                 By: _________________________________________
                                     Name:     Steven R. Matzkin
                                     Title:    President

                                 Equity Holder:


                                 --------------------------------------------
                                 Mitchell B. Olan

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